Exhibit 10.7

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN
OF
VILLAGE SUPER MARKET, INC.

           This Supplemental Executive Retirement Plan of Village Super Market, Inc. (herein referred to as the "Plan") is adopted effective January 1, 2004.  The Plan is established and maintained by Village Super Market, Inc. (herein referred to as the "Company") for the purpose of providing supplemental retirement benefits to certain designated salaried employees of the Company.  The Plan is intended to qualify for certain exemptions under Title I of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), provided for plans that are unfunded and maintained primarily to provide deferred compensation for a select group of management or highly compensated employees.  The Plan is not intended to comply with requirements under Section 401(a) of the Internal Revenue Code of 1986, as amended (“Code”).  The Plan is intended to comply with Section 409A of the Code.

Accordingly, the Company hereby adopts the Plan pursuant to the terms and provisions set forth below:

ARTICLE I
DEFINITIONS

1.0  "Actuarial Equivalent” shall have the same meaning as defined in the Qualified Plan.

1.1 “Affiliate” means with respect to the Company, (i) any corporation that is a member of a controlled group of corporations (within the meaning of Section 414(b) of the Code) of which the Company is a member; (ii) any trade or business (whether or not incorporated) that is under common control with the Company (within the meaning of Section 414(c) of the Code); (iii) any organization which is a member of an affiliated service group (within the meaning of Section 414(m) of the Code) of which the Company is a member; (iv) any other organization or entity which is required to be aggregated with the Company under Section 414(o) of the Code and Regulations issued thereunder; or (v) any other related organization or entity designated by the Board as an Affiliate by the Committee.

1.2  "Beneficiary" shall mean any person designated by the Participant in writing on a form provided by the Company and, in the absence of such designation, the person designated to receive benefits under the terms of the Qualified Plan.

1.3  "Board" shall mean the Board of Directors of the Company, or the board of directors or similar body of any entity that is a successor to the Company, or a duly authorized committee thereof.

1.4 "Code" shall mean the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated hereunder.

1.5 “Committee” means the Compensation Committee of the Board, or such other committee appointed by the Board to act as administrator of the Plan and to perform the duties described in Article VI.

1.6 "Company" shall mean Village Super Market, Inc. and its subsidiaries or to the extent provided in Section 8.9 hereof, any successor corporation or other entity resulting from a merger or consolidation into or with Company or a transfer or sale of substantially all of the assets of the Company.

1.7 “Compensation” shall mean a Participant’s salary or wages and bonuses paid or payable by the Company, and deferred compensation for each calendar year, but excluding a Participant's earnings paid in the form of Company stock or Company stock options and also excluding the amount of any gain derived from the exercise of any applicable restricted or unrestricted options granted for the purchase of Company stock.

1.8 “Early Retirement Date” shall mean the first day of any month prior to the Participant’s Normal Retirement Date provided the Participant has completed at least 5 Years of Plan Participation and has attained age 55.

1.9 “Early Retirement Benefit” A participant’s Supplemental Retirement Benefit payable at his Early Retirement Date is equal to his Amount, calculated in accordance with Section 3.1, payable at his Normal Retirement Date reduced by 1/15 for each of the first five years, and by 1/30 for each of the next five years that commencement of such Supplemental Retirement Benefit precedes his Normal Retirement Date.

1.10 “Key Employee” means an employee or former employee of the Company, but only to the extent that the stock of the Company is publicly traded on an established securities market or otherwise prescribed by Section 409A of the Code, who is classified at any time during the Plan Year as:

(a) an officer of the Company whose compensation (as defined in Section 415(c)(3) of the Code) from the Company in the applicable Plan Year is greater than $130,000, as adjusted under Section 416(i)(1) of the Code;

(b) any person owning (or considered as  owning within the meaning of Section 318 of the Code) more than 5% of the outstanding stock of the Company or stock possessing more than 5% of the total combined voting power or such stock; or

(c) any person owning (or considered as owning within the meaning of Section 318 of the Code) more than 1% of the outstanding stock of the Company or stock possessing more than 1% of the total combined voting power or such stock whose compensation (as defined in Section 415(c)(3) of the Code) from the Company in the applicable Plan Year is greater than $150,000, as adjusted under Section 415(c)(3) of the Code.

For purposes of determining ownership under this Section, the aggregation rules of Sections 414(b), (c) and (m) of the Code shall not apply.  For purposes of clause (a) above, no more than 50 Participants (or, if fewer, the greater of three or 10% of all employees of the Company) shall be treated as officers.

Notwithstanding the foregoing, Key Employee shall have the same meaning as “specified employee” as defined in Section 409A(a)(2)(B)(i), but only to the extent inconsistent with the provisions of this Section 1.10 as determined by the Committee.

1.11  “Late Retirement Date” shall mean the first day of the month coinciding with or next following a Participant’s actual retirement date after having reached Normal Retirement Date.

1.12 "Normal Retirement Date" shall mean the first day of the month coinciding with or next following the later of a Participant's 65th birthday and five years of plan participation.

1.13 "Participant" shall mean certain salaried employees designated by the Company.

1.14 "Plan" means the Supplemental Executive Retirement Plan of Village Super Market, Inc. and any amendments hereto.

1.15 “Plan Year” shall mean the calendar year.

1.16 "Qualified Plan" means the Village Super Market, Inc. Employees’ Pension Plan, established effective December 31, 1971, and each successor or replacement salaried employees' retirement plan.

1.17 "Qualified Plan Retirement Benefit" means the aggregate benefit payable to a Participant pursuant to the Qualified Plan and all annuities purchased for the Participant under the Qualified Plan (whether or not terminated) by reason of his termination of employment with Company and all affiliates for any reason other than death.

1.18 “Separation from Service” means termination of employment with the Company and its Affiliates for any reason whatsoever, voluntary or involuntary, including by reason of death, and shall have such additional meanings as may be ascribed to such term under regulations or other guidance issued by the appropriate governmental authorities under Section 409A of the Code, which guidance is hereby incorporated by reference into and shall form a part of this Plan as fully as if set forth herein verbatim.

1.19 "Supplemental Retirement Benefit" means the benefit payable to a Participant pursuant to the Plan by reason of his termination of employment with the Company and all affiliates for any reason other than death.

1.20 "Surviving Spouse" means a person who is married to a Participant at the date of his death and for at least one year prior thereto.

1.21 “Supplemental Death Benefit" means the death benefit payable to a Beneficiary pursuant to the Plan.

ARTICLE II
ELIGIBILITY

A Participant, as designated by the Company.

ARTICLE III
SUPPLEMENTAL RETIREMENT BENEFIT

3.1  Amount.  The Supplemental Retirement Benefit payable to an eligible Participant in the form of a straight life annuity over the lifetime of the Participant, commencing on the later of his Normal Retirement Date or Late Retirement Date, shall be a monthly amount equal to (a) offset by (b) and (c) below:

(a) 50% of the Participant’s Compensation averaged over the highest 60 consecutive months within the last 10 years prior to his date of termination of employment with the Company and all Affiliates.

(b) the monthly amount of the Qualified Plan Retirement Benefit payable as a straight life annuity to the Participant under the Qualified Plan as of his date of termination of employment with the Company and all Affiliates, payable at the later of his Normal Retirement Date and Late Retirement Date.

(c) the Participant’s estimated Social Security Benefit payable at the later of his Normal Retirement Date and Late Retirement Date.

The amounts described above shall be computed in the form of a straight life annuity payable over the lifetime of the Participant commencing on the later of his Normal Retirement Date and Late Retirement Date.

In the event the Participant chooses to receive an Early Retirement Benefit, the benefit calculated above shall be adjusted in accordance with Section 1.9.

3.2 Form of Benefit.  The Supplemental Retirement Benefit payable to a Participant shall be paid in a single lump sum payment.  A Participant may make a subsequent election no later than twelve months prior to the date that he would be eligible to receive a distribution under the Plan, to receive his benefit in equal annual installments up to 10 years or in the same form as the Qualified Plan Retirement Benefit is payable.  Provided, however, that the payment, or first payment in the case of an installment payment, under the subsequent election shall be deferred to a date that is at least five (5) years after the date the Participant would have been eligible to receive the distribution under the prior election.  To be effective, any such election must be in writing and received by the Committee, is irrevocable upon receipt by the Committee, and cannot be effective for at least twelve months after the date on which the election is made.  The requirement in this Section 3.2 that the first payment with respect to which any election thereunder applies must be deferred for at least five (5) years shall not apply to a payment involving the Participant’s death.

3.3 Commencement of Benefit.  Payment of the Participant’s vested Supplemental Retirement Benefit shall commence on the later of the Participant’s Normal Retirement Date (or Early Retirement Date, if applicable) and his termination of service with the Company.  Upon such commencement date, the Company shall distribute, or begin distributing, to the Participant (or the Participant’s Beneficiary) within a reasonable period of time (not to exceed 30 days after such date), the Participant’s vested benefit.  Such distribution(s) shall be in the form specified on the distribution election form filed with the Committee that covers the relevant vested benefit for Separation from Service.  If no effective election form exists, the distribution shall be distributed in the form of a lump sum payment equal to the Participant’s relevant vested benefit.

3.4 Actuarial Equivalent Benefit. A Supplemental Retirement Benefit which is payable in an optional benefit form, shall be the Actuarial Equivalent of the Supplemental Retirement Benefit set forth in Section 3.1 above.

3.5 Vesting.  A Participant shall vest in the benefit provided in Section 3.1 in accordance with the following schedule:

Years of Plan Participation	Percent Vested
Less than 1 Year	0%
1 Year	20%
2 Years	40%
3 Years	60%
4 Years	80%
5 or more Years	100%

In the event the Company terminates the entire Plan, all Participants shall be 100% vested in their benefits not previously forfeited; provided, however, distributions shall be made in accordance with Article V of the Plan.

3.6  Limitations on Distributions to Certain Key Employees. Notwithstanding any other provision of the Plan to the contrary, to the extent that a Participant is a Key Employee and the Participant’s Separation from Service is for any reason other than death, distributions may not be made before the date which is six months after the date of the Separation from Service.  Payments to which the Participant would otherwise be entitled during the six-month period described above shall be accumulated and paid in a lump sum on the first day of the seventh month after the date of his or her Separation from Service.

3.7  Domestic Relations Order.  Notwithstanding the foregoing or any provision of the Plan to the contrary, in the event that a domestic relations order ("DRO"), as defined in Section 414(p)(1)(B) of the Code, requires an acceleration of the time or schedule of a payment to an individual other that the Participant (“Alternate Payee”), the payment shall be made to the Alternate Payee as soon as administratively practicable after the Committee approves such DRO, to the extent permitted under Treasury Regulation §409A-3(j)(4)(ii).  In no event will a DRO alter the time or form of payment with respect to the Participant.  The Alternate Payee shall be subject to withholding and liable for any taxes resulting from a distribution under this paragraph in accordance with applicable law and IRS guidance.

ARTICLE IV
SUPPLEMENTAL DEATH BENEFIT

4.1 Amount.  If a Participant dies prior to commencement of his Supplemental Plan Retirement Benefit, then a Supplemental Death Benefit is payable to his Beneficiary equal to the Actuarial Equivalent of the monthly amount of the Supplemental Retirement Benefit payable to the Participant.

4.2 Form and Commencement of Benefit.  A Supplemental Death Benefit shall be payable in the same Form as described in Section 3.2 above.
ARTICLE V
ADMINISTRATION OF THE PLAN

5.1  Administration by Company.  The Company shall be responsible for the general operation and administration of the Plan and for carrying out the provisions thereof.

5.2  General Powers of Administration.  All provisions set forth in the Qualified Plan with respect to the administrative powers and duties of Company, expenses of administration, and procedures for filing claims shall also be applicable with respect to the Plan.  The Company shall be entitled to rely conclusively upon all tables, valuations, certificates, opinions and reports furnished by any actuary, accountant, controller, counsel or other person employed or engaged by the Company with respect to the Plan.

5.3 Compensation and Expenses. The members of the Committee shall serve without compensation for their services, but all expenses of the Committee and all other expenses incurred in administering the Plan shall be paid by the Company.

5.4 Indemnification.  The Company shall indemnify the members of the Committee and/or any of their delegates against the reasonable expenses, including attorneys’ fees, actually and appropriately incurred by them in connection with the defense of any action, suit or proceeding, or in connection with any appeal thereto, to which they or any of them may be a party by reason of any action taken or failure to act under or in connection with the Plan and against all amounts paid by them in settlement thereof (provided such settlement is approved by independent legal counsel selected by the Company) and against all amounts paid by them in satisfaction of a judgment in any such action, suit or proceeding, except in relation to matters as to which it shall be adjudged in a suit of final adjudication that such Committee member is liable for fraud, deliberate dishonesty or willful misconduct in the performance of his duties; provided that within 60 days after the institution of any such action, suit or proceeding a Committee member has offered in writing to allow the Company, at its own expense, to handle and defend any such action, suit or proceeding.

ARTICLE VI
AMENDMENT OR TERMINATION

6.1 Power to Amend and/or Terminate Reserved.  The Board retains the unilateral power to amend the Plan or to terminate the entire Plan at any time without notice or prior consent of any person.  Without the consent of affected Participants or Beneficiaries, no such amendment or termination shall adversely affect any Participants or Beneficiaries with respect to their right to receive their applicable vested benefits, determined as of the later of the date that the Plan amendment or termination is adopted or by its terms to be effective.

ARTICLE VII
PARTICIPATION IN AND WITHDRAWAL FROM THE PLAN BY AN AFFILIATE

7.1 Participation in the Plan.  Each Affiliate shall automatically be considered to be the Company and a party to the Plan for the benefit of its employees who are Participants unless such Affiliate is specifically excluded from participation under the Plan by a resolution of the Board to that effect.  The sole, exclusive right to amend or terminate the Plan is reserved by the Board.  It shall not be necessary for any participating Affiliate to sign or execute the original or any amended and restated Plan document or any amendment thereto. Subject to the provisions of Section 7.3, each participating Affiliate shall assume all the rights, obligations, and liabilities of the Company under the Plan.  The powers and control of the Committee and/or the Board, as provided in the Plan, including the sole right to administer, amend or terminate the Plan, shall not be diminished by reason of the participation of any Affiliate in the Plan.

7.2 Withdrawal from the Plan. Any participating Affiliate other than the Company (or any successor thereto), by action of its board of directors or other governing body, may elect to withdraw from the Plan by giving 90 days’ advance written notice of its election to the Board, unless the Board waives such advance notice or agrees to a shorter advance notice period.  Such Affiliate’s election to withdraw from the Plan shall be subject to the consent of the Board.  As of the effective date of any such withdrawal, the Plan shall be deemed to have terminated with respect to such withdrawing Affiliate, unless provision is made by such Affiliate for continuation of its participation in this Plan under the form of another such plan as is designated by the withdrawing Affiliate.

7.3 No Joint Venture/Liability of Employers. Participation in the Plan by any Affiliate shall not create a joint venture or partnership relationship among or between such person and any other employer hereunder for the purpose of paying benefits due under the Plan or for any other purpose.  Accordingly, benefits payable under the Plan shall be the obligation of, and payable by, the participating employer that employed that Participant; provided, however, should Company (or any successor thereto) pay any portion of any participating Affiliate’s obligation hereunder, Company (or any successor thereto) may seek reimbursement from any such participating Affiliate which employed the affected Participant.

ARTICLE VIII
GENERAL PROVISIONS

8.1  Funding.  The Plan at all times shall be entirely unfunded and no provision shall at any time be made with respect to segregating any assets of the Company for payment of any benefit hereunder. The obligation to make distributions under this Plan with respect to each Participant shall constitute a liability of the Company to the Participant and any Beneficiary in accordance with the terms of this Plan.  All distributions payable hereunder shall be made from the general assets of the Company, and nothing herein shall be deemed to create a trust of any kind between the Company and any Participant or other person.  No special or separate fund need be established nor need any other segregation of assets be made to assure that distributions will be made under this Plan.  No Participant or Beneficiary shall have any interest in any particular asset of the Company by virtue of the existence of this Plan.  Each Participant and Beneficiary shall be an unsecured general creditor of the Company.

8.2  General Conditions.  Except as otherwise expressly provided herein, all terms and conditions of the Qualified Plan applicable to a Qualified Plan Retirement Benefit shall also be applicable hereunder.  Any Qualified Plan Retirement Benefit, or any other benefit payable under the Qualified Plan, shall be paid solely in accordance with the terms and conditions of the Qualified Plan and nothing in this Plan shall operate or be construed in any way to modify, amend or affect the terms and provisions of the Qualified Plan.

8.3  No Guaranty of Benefits.  Nothing contained in the Plan shall constitute a guaranty by Company or any other entity or person that the assets of Company will be sufficient to pay any benefit hereunder.

8.4  No Enlargement of Employee Rights.  No Participant or Surviving Spouse shall have any right to a benefit under the Plan except in accordance with the terms of the Plan. Establishment of the Plan shall not be construed to give any Participant the right to be retained in the service of Company.

8.5  Spendthrift Provision.  No amounts payable or to become payable under the Plan to a Participant or Beneficiary shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or charge, whether voluntary, involuntary, by operation of law or otherwise, and any attempt to so anticipate, alienate, sell, transfer, assign, pledge, encumber or charge the same by a Participant or Beneficiary prior to distribution as herein provided shall be null and void.

8.6 Tax Withholding on Payments.  The Company shall have the right to deduct from any payments to a Participant or Beneficiary under the Plan any taxes required by law to be withheld with respect to such payments.

8.7  Small Benefits.  If the actuarial value of any Supplemental Retirement Benefit or Supplemental Death Benefit is less than $5,000, the Company may pay the actuarial value of such Benefit to the Participant or Surviving Spouse in a single lump sum in lieu of any further benefit payments hereunder.

8.8  Incapacity of Recipient.  If any person entitled to a benefit payment under the Plan is deemed by the Company to be incapable of personally receiving and giving a valid receipt for such payment, then, unless and until claim therefore shall have been made by a duly appointed guardian or other legal representative of such person, Company may provide for such payment or any part thereof to be made to any other person or institution then contributing toward or providing for the care and maintenance of such person.  Any such payment shall be a payment for the account of such person and a complete discharge of any liability of Company and the Plan therefore.

8.9  Corporate Successors.  The Plan shall not be automatically terminated by a transfer of sale of assets of the Company or by the merger or consolidation of the Company into or with any other corporation or other entity, but the Plan shall be continued after such sale, merger or consolidation only if and to the extent that the transferee, purchaser or successor entity agrees to continue the Plan.  In the event that the Plan is not continued by the transferee, purchaser or successor entity, then the Plan shall terminate subject to the provisions of Section 6.1 hereof.

8.10  Unclaimed Benefit.  Each Participant shall keep the Company informed of his current address and the current address of his spouse.  The Company shall not be obligated to search for the whereabouts of any person.  If the location of a Participant is not made known to Company within three (3) years after the date on which payment of the Participant's Supplemental Retirement Benefit may first be made; payment may be made as though the Participant had died at the end of the three-year period.  If, within one additional year after such three-year period has elapsed, or, within three years after the actual death of a Participant, Company is unable to locate any Surviving Spouse of the Participant, then Company shall have no further obligation to pay any benefit hereunder to such Participant or Surviving Spouse or any other person and such benefit shall be irrevocably forfeited.

8.11  Limitations on Liability.  Notwithstanding any of the preceding provisions of the Plan, neither the Company nor any individual acting as an employee or agent of Company shall be liable to any Participant, former Participant, Surviving Spouse or any other person for any claim, loss, liability or expense incurred in connection with the Plan.

8.12  Gender.  Words in the masculine gender shall include the feminine and the singular shall include the plural, and vice versa, unless qualified by the context.  Any headings used herein are included for ease of reference only, and are not to be construed so as to alter the terms hereof.

8.13  Applicable Law.  The Plan shall be construed and administered under the laws of the State of New Jersey, except to the extent preempted by ERISA or other applicable federal law.

8.14  Claims Procedure.  A Participant or Beneficiary may make a claim for Plan benefits by filing a written application for benefits with the Committee.  Such application shall set forth the nature of the claim and any other information that the Committee may reasonably request.  The Committee shall notify the applicant of the benefits determination within a reasonable time after receipt of the claim, which shall not exceed 90 days unless special circumstances require an extension of time for processing the claim.  If such an extension is required, written notice of the extension shall be furnished to the applicant prior to the end of the initial 90-day period.  In no event shall such an extension exceed a period of 90 days from the end of the initial period.  The extension notice shall indicate the special circumstances requiring an extension of time, and the date by which a final decision is expected to be rendered.

Notice of a claim denial, in whole or in part, shall be set forth in a manner calculated to be understood by the applicant and shall contain the following:

(a) the specific reason or reasons for the denial; and

(b) a specific reference to the pertinent Plan provisions on which the denial is based; and

(c) a description of any additional material or information necessary for the applicant to perfect the claim and an explanation of why such material or information is necessary; and

(d) an explanation of the Plan’s claims review procedure.

Participants shall be given timely written notice of the time limits set forth herein for determinations on claims, appeal of claim denial and decisions on appeal.  If notice of a claim determination is not provided within the applicable time frame described above, the claim shall be deemed denied and the applicant may appeal the denial as set forth below.

If a written claim results in a claim denial, either in whole or in part, the applicant has the right to appeal.  The appeal must be in writing.  The administrative process for appealing a claim is:

Upon receipt of a claim denial, a Participant may file a written request, including any additional information supporting the claim, for reconsideration to the Committee within 60 days of receiving notification that the claim is denied.

The Committee normally shall render a decision no later than 60 days following receipt of the request for review.  The Participant may request a formal hearing before the Committee which the Committee may grant in its discretion.  Under special circumstances which require an extension of time for rendering a decision (including but not limited to the need to hold a hearing), the decision may be delayed up to 120 days following receipt of the request for review.  If such an extension is required, the Participant will be advised in writing before the extension begins.

The Committee will provide written notice of its final determination.  The notice will include specific reasons for the decision, be written in a manner calculated to be understood by the Participant and make specific reference to the Plan provisions on which it is based.

An appeal will not be considered if it is not filed within the applicable period of time.  If a decision on an appeal is not provided within any applicable time frame described above, the claim shall be deemed denied on appeal.

At any stage in the appeals process, the applicant or his designated representative may review pertinent documents, including copies of the Plan document and information relating to the applicant’s entitlement to such benefit, and submit issues and comments in writing.

8.15 Claims/Disputes.  Any dispute or claim arising out of this Plan or the breach thereof shall be settled by binding arbitration in accordance with the rules of the American Arbitration Association, to be conducted in City, State before an arbitrator selected in accordance with such rules.  Judgment upon the award rendered by the Arbitrator may be entered in any court having jurisdiction thereof, and shall be binding on the parties.

8.16 Compliance with Code Section 409A. The Plan is intended to meet the requirements of Section 409A of the Code in order to avoid any adverse tax consequences resulting from any failure to comply with Section 409A of the Code and, as a result, the Plan (i) shall be deemed to be amended to the extent necessary to incorporate any provisions required to ensure such compliance (which provisions are hereby adopted, approved, consented to, ratified and incorporated herein by reference) and (ii) shall be operated in a manner that will ensure such compliance.  Except to the extent expressly set forth in the Plan, the Participant (and/or the Participant's Beneficiary, as applicable) shall have no right to dictate the taxable year in which any payment hereunder that is subject to Section 409A of the Code should be paid.

8.17 No Guarantee of Tax Consequences. None of the Board of Directors, officers or employees of the Company, the Company or any Affiliate makes any commitment or guarantee that any federal, state or local tax treatment will apply or be available to any individual or person participating hereunder or eligible to participate hereunder.

8.18 Entire Agreement.  This Plan document constitutes the entire Plan governing the Company and the Participant with respect to the subject matters hereof and supersedes all prior written and oral and all contemporaneous written and oral agreements and understandings, with respect to the subject matters herein.  This Plan may not be changed orally, but only by an amendment in writing signed by the Company, subject to the provisions in this Plan regarding amendments thereto.

IN WITNESS WHEREOF, this Plan has been executed on the day and year first written above.

ATTEST:	VILLAGE SUPER MARKET, INC.

_______________________________	By: ____________________________

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